Free Writing Prospectus
Filed Pursuant to Rule 433
Dated November 30, 2022
Registration Statement Nos. 333-233850 and 333-233850-11

**PRICING DETAILS** Exeter Automobile Receivables Trust (EART) 2022-6

Joint Leads: Citi (str), Barclays, Deutsche Bank
Co Managers: BNP Paribas, BMO Capital Markets, Citizens Bank

~~ Anticipated Capital Structure ~~

CL	SIZE($MM)	OFFRD($MM)	WAL	F/M	P.WIN	E MTY.	L MTY.	BNCH	SPRD	YLD%	CPN%	$PRICE
A1	45.000	42.750	0.12	F1+/P-1	1-2	02/23	12/15/23	I-CRV	+43	4.457	4.457	100.00000
A2	175.000	166.250	0.60	AAA/Aaa	2-14	02/24	11/17/25	I-CRV	+110	5.800	5.73	99.99906
A3	69.810	66.319	1.41	AAA/Aaa	14-20	08/24	08/17/26	I-CRV	+120	5.776	5.70	99.98934
B	103.760	98.572	2.07	AA/Aa1	20-30	06/25	08/16/27	I-CRV	+175	6.109	6.03	99.99453
C	90.610	86.079	2.88	A/A1	30-39	03/26	05/15/28	I-CRV	+225	6.407	6.32	99.99148
D	73.320	69.654	3.70	BBB/Baa3	39-49	01/27	04/16/29	I-CRV	+415	8.175	8.03	99.97027
E	67.090	63.735	4.55	BB/--	49-57	09/27	06/17/30	I-CRV	+800	11.897	11.61	99.99039

- TRANSACTION SUMMARY -

• Size : $624+mm ($593.359m offered) *Deal Will Not Grow*
• Exp Ratings : Fitch/Moody’s
• Exp Settle : 12/09/2022
• First Pay : 01/17/2023
• B&D : Citi
• ERISA : A-D = YES; E = NO
• Registration : A-D SEC Reg; E 144A/Reg S/IAI
• Pricing Speed : 1.50% ABS to 5% call
• Min Denoms : A-D = 1k x 1k; E = 895k x 1k
• Timing : Priced

-Available Information-
* Preliminary Prospectus, Ratings FWP, Offering Memorandum and CDI File (attached)
* Intex Deal Name : xEXAR2206 Password: KJVJ
* Link : https://dealroadshow.com/e/EART226 Passcode: EART226
* Intex CDI (Intex Deal Name: xEXAR2206 Password: KJVJ)

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The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-831-9146.